PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of November 1, 2021 (the “Effective Date”) by and between AEI INCOME & GROWTH FUND 26 LLC, a Delaware limited liability company (“Seller”) and DWIGHT E. WAGNER and KAE G. WAGNER, husband and wife (collectively, “Buyer”). Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in the real property and improvements thereupon located at 5859 N Hwy 45 Alt Route, West Point, MS 39773, as more particularly described on Exhibit “A” attached hereto (the “Property”).

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1.
Property.  The property to be sold to Buyer in this transaction consists of an undivided 100% interest in the Property. Seller owns no interest in any personalty with respect to the Property.

2.
Lease.  The Property is being sold subject to an existing Lease of the Property dated January 21, 2015 by and between Seller, as lessor (pursuant to that certain Assignment and Assumption of Lease dated February 3, 2016 by and between BEL Investments West Point, MS, LLC, an Alabama limited liability company, as assignor, and Seller, as assignee), and Dollar Tree Stores, Inc., a Virginia corporation, as lessee (the “Tenant”) (collectively, the “Lease”). The Tenant’s obligations under the lease are guaranteed by Dollar Tree, Inc., a Virginia corporation, pursuant to that certain Guaranty of Lease dated July 23, 2015.  The Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all right, title, and interest of Seller in and to all leases and other agreements to occupy all or any portion of the Property that are in effect on the Effective Date or which Seller executed prior to Closing (as hereinafter defined) pursuant to the terms of this Agreement.

3.
Purchase Price.  The Purchase Price for the Property is $1,655,000 (the “Purchase Price”). If all conditions precedent to Buyer’s obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with the Closing Agent (as defined below) on or before the Closing Date.

4.
Terms.  The Purchase Price will be paid by Buyer as follows:

a)
Within three (3) business days of the Effective Date of this Agreement, Buyer will deposit $50,000 (the “Earnest Money”) into an interest-bearing account with First American Title Insurance Company, 1125 17th Street, Denver, Colorado, 80202, Attn: Lisa Ray; phone number: (303) 876-1134; email: liray@firstam.com (the “Closing Agent” or “Title Company” or “Escrow Agent”). Upon expiration of the Review Period (as defined below), Earnest Money shall become non-refundable except as otherwise expressly provided for in this Agreement. The Earnest Money shall be credited against the Purchase Price when and if escrow closes and the sale is completed.

b)
Buyer will deposit the balance of the Purchase Price into escrow in sufficient time to allow escrow to close on the Closing Date.

5.
Due Diligence.  Buyer will have twenty-one (21) days from the Effective Date of this Agreement (the “Review Period”) to conduct all of its inspections and due diligence and satisfy itself regarding the Property and this transaction. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property; provided, however, Buyer shall not be responsible for any indemnity obligations related to the discovery of pre-existing conditions or Seller’s negligence or willful misconduct. This indemnity shall survive Closing or termination of this Agreement. Within three (3) business days of the Effective Date of this Agreement, Seller shall provide, to the extent such items are in its possession, the items listed on Exhibit “B” (“Seller’s Materials”).

Buyer may cancel this Agreement before the expiration of the Review Period for any reason in its sole discretion by delivering a cancellation notice to Seller and Closing Agent prior to the expiration of the Review Period. If this Agreement is not cancelled as set forth above, the Earnest Money shall be non-refundable except as otherwise expressly provided for in this Agreement.

If Buyer cancels this Agreement before the expiration of the Review Period, as permitted under this Section, except for any escrow cancellation fees charged by the Title Company and any liabilities under the first paragraph of Section 5 of this Agreement and those provisions stating otherwise (which will survive), Seller (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall return to Buyer its Earnest Money and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Buyer, Seller or anyone else.

If Buyer fails to close this transaction at no fault of Seller, Buyer will be irrevocably deemed in default of this Agreement. Upon default by Buyer, Seller may, as its option, retain the Earnest Money as its sole and exclusive remedy and declare this Agreement null and void, in which event Buyer will be deemed to have cancelled this Agreement and relinquish all rights in and to the Property, or Seller may exercise its rights hereunder. The Review Period will be deemed satisfied if Buyer has deposited the Earnest Money as required by Section 4 hereof, and this Agreement is not cancelled.

6.
Closing Date.  Escrow shall close (the “Closing”) on or before fifteen (15) days following the expiration of the Review Period (the “Closing Date”) unless the parties mutually agree otherwise.

7.
Escrow.  Escrow shall be opened upon execution of this Agreement by both parties. A copy of this Agreement will be delivered to the Title Company and will serve as escrow instructions together with the Title Company’s standard instructions, any additional instructions required by Seller and/or Buyer or their respective counsels, and any additional instructions required by the Title Company to clarify its rights and duties. The parties agree to sign these additional instructions. If there is any conflict between these other instructions and this Agreement, this Agreement shall control.

8.
Title.  Buyer, at its sole expense, within three (3) business days of the Effective Date, shall order an updated title insurance commitment, along with underlying documents to include any easement or declarations/CAM affecting the Property, for an Owner’s Title Insurance Policy (collectively, the “Title Commitment”). Closing will be conditioned on the agreement of the Title Company to issue an Owner’s Title Insurance Policy, dated as of the Closing Date, in an amount equal to the Purchase Price, insuring that Buyer will own insurable fee simple title to the Property subject only to: the Title Company’s standard exceptions; current real property taxes and assessments; survey exceptions; the rights of parties in possession pursuant to the Lease; the Permitted Exceptions, as defined herein. Buyer may, at its sole expense, order and obtain an updated survey of the Property. Buyer hereby acknowledges that if Buyer desires to remove the survey exception from the Title Commitment, it shall be Buyer’s responsibility to obtain such updated survey. Seller shall have no obligation to execute any “no change” or equivalent affidavit with respect to the existing survey of the real property, nor shall Seller have any obligation to make any representations or warranties regarding such survey or any measurements or depictions thereon.

Buyer shall be allowed ten (10) days after receipt of said Title Commitment for examination and the making of any title objections thereto (the “Title Objections”), said Title Objections to be made in writing or deemed waived (such written notice of Buyer’s Title Objections to be hereinafter referred to as the “Notice of Objections”). Except as set forth below, any title exception disclosed by the Title Commitment or Buyer’s survey and not listed in such Notice of Objections shall be deemed a “Permitted Title Exception” under this Agreement.

If Seller shall fail to cure (or commence to cure) or eliminate all the Title Objections listed in the Notice of Defect within fifteen (15) business days after receipt of the Notice of Objections (the “Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the title exception(s) not cured (in which case such title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement and receive a refund of the Earnest Money.

In the event that Seller agrees to cure a Title Objection and commences such cure, but the same cannot be cured within the Title Cure Period, the Buyer may, by written notice to Seller, preserve such Title Objection such that the cure of such Title Objection shall be a condition precedent to Buyer’s obligation to close. Buyer shall elect to either accept the Property subject to the Permitted Exceptions or terminate the Agreement by written notice to Seller delivered within three (3) business days following the end of the Title Cure Period, and the failure to deliver such election notice shall constitute an election to proceed under clause (a) above.  In the event of a termination hereunder the Earnest Money shall be refunded to Buyer.  Any mortgage, security deed, lien, lis pendens, judgment, or other claim in a liquidated amount incurred by Seller during Seller’s ownership of the Property and which constitutes an exception to the title to the Property shall not in any event be a Permitted Title Exception hereunder, but such claim shall be paid or satisfied out of the sums payable by Buyer at Closing, and the proceeds of sale payable to Seller shall be reduced accordingly; provided that such claim must have arisen directly from the acts or omissions of Seller, and not those of the Tenant.

At any time after the Effective Date of this Agreement and prior to Closing, Buyer shall have the right to notify Seller of any additional title exception which first appears of record after the effective date of the Title Commitment, or otherwise becomes known to Buyer. Buyer shall be allowed five (5) business days after notice of such additional title exception for examination and the making of any new Title Objections thereto by written notice to Seller (“Notice of New Objections”). Except as set forth herein, any title exception disclosed to Buyer and not listed in such Notice of New Objections shall be deemed a Permitted Title Exception. If Seller shall fail to cure (or commence to cure) or eliminate all the new Title Objections listed in the Notice of New Objections within ten (10) business days after receipt of the Notice of New Objections (the “Second Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the new title exception(s) not cured (in which case such new title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement and receive a refund of the Earnest Money.

9.
Closing Costs.  Seller shall pay one-half of all transfer taxes (state, county, and municipal, as applicable). Seller shall pay any and all brokerage commissions to Trinity REIS, LLC (“Seller’s Broker”) and U.S. Commercial Realty, Inc. (“Buyer’s Broker”) per separate agreement, and Seller and Buyer acknowledge that Bang Realty of Mississippi, Inc. is acting as Mississippi broker of record with respect to the transaction contemplated herein. Except for Seller’s Broker and Buyer’s Broker set forth above, both parties represent to the other that they have not been represented by a broker, and agree to hold the other harmless from any claim of brokerage commission by, through, or as a result of representation of the other party.

Buyer shall pay the standard Owner’s Title Insurance Policy premium and the full cost of any title search and exam fees and endorsements or extended coverage as Buyer may require for such policy. Buyer will pay one-half of all transfer taxes (state, county, and municipal, as applicable) and all recording fees.  Buyer will pay any and all recording fees. Buyer will pay the cost of updating any due diligence provided by Seller, including the cost of an updated survey to be ordered by Buyer as set forth in Section 8 above. Buyer and Seller will split all escrow and closing fees equally. Each party will pay its own attorney’s fees and costs to document and close this transaction.

10.
Real Estate Taxes, Special Assessments and Prorations.  The responsibility for all real property taxes for the current tax period and all expenses (including but not limited to common area maintenance expenses and fees), if any, that are the responsibility of Seller, shall be prorated between Buyer and Seller as of the Closing Date.

All income and all operating expenses from the Property, if any, shall be prorated between the parties and adjusted by them as of the Closing Date. Seller shall be entitled to all income earned, and shall be responsible for all expenses incurred, prior to the Closing Date. Buyer shall be entitled to all income earned, and shall be responsible for all operating expenses of the Property incurred, on and after the Closing Date.

11.
Seller’s Representations and Agreements.

a)
Seller represents and warrants as of this date that:

i.
Except for the existing Lease with the existing Tenant, Seller is not aware of any leases of the Property.

ii.
Seller has not received notice of any pending litigation or condemnation proceedings against the Property or Seller’s interest in the Property.

iii.
Except as previously disclosed to Buyer and as permitted in paragraph (b) below, Seller is not aware of any contracts Seller has executed that would be binding on Buyer after the Closing Date.

iv.
Seller is a limited liability company duly organized and in good standing under the laws of the state of its organization.

v.
Seller is the sole owner of the Property and has full power, right and authority to enter into and perform its obligations under this Agreement and the closing documents.  The execution, delivery and performance of this Agreement by Seller have been duly and properly authorized.

vi.
There has not been filed by or against Seller or the Property any petition in bankruptcy or other insolvency proceeding or for the reorganization of Seller or for the appointment of a receiver or trustee for Seller’s property, nor has Seller made any arrangement with creditors, or otherwise admitted in writing its inability to pay its debts as they become due.

vii.
To the actual knowledge of Seller, Tenant is not in default under or in breach of the Lease.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of Seller set forth in this Section 11 a) shall survive the Closing for a period of six (6) months from the Closing Date, and on such six (6) month anniversary.  Seller hereby agrees that the truthfulness of each of the foregoing representations and warranties, and of all other representations and warranties made in this Agreement, as of the Effective Date and as of the

Closing Date, is a condition precedent to the performance by Buyer of its obligations under this Agreement.  Seller shall promptly notify Buyer of any change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller under this Agreement untrue, or any covenant of Buyer under this Agreement incapable being performed. If any of the foregoing representations and warranties is true of the Effective Date, but is not true as of the Closing Date as a result of a matter, circumstance or event beyond the reasonable control of Seller, Buyer shall not be entitled to consider the untruth of the representation or warranty as an event of default under this Agreement, but instead Buyer may, at its election and as its sole remedy, terminate this Agreement by delivery of written notice to Seller, and in that event Buyer shall be entitled to a return of the Earnest Money.

b)
Provided that Buyer performs its obligations as required, Seller agrees that it will not enter into any new contracts or amend the Lease in any manner that would materially affect the Property and be binding on Seller after the Closing Date without Buyer’s prior consent, which will not be unreasonably withheld or delayed.

12.
Disclosures.

a)
As of the Effective Date hereof, Seller has not received any notice of any material, physical, or mechanical defects of the Property, including without limitation, the plumbing, heating, air conditioning, and ventilating, electrical system. To the best of Seller’s knowledge without inquiry, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements. If Seller shall receive any such notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement within ten (10) days after receipt of Seller’s notice and the Earnest Money will be returned. If Buyer does not inform Seller of its intent to terminate this Agreement, the Buyer shall have waived its right to terminate the contract under this provision.

b)
As of the Effective Date hereof, Seller has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any such notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement within ten (10) days after receipt of Seller’s notice and the Earnest Money will be returned. If Buyer does not inform Seller of its intent to terminate this Agreement, the Buyer shall have waived its right to terminate the contract under this provision.

c)
As of the Effective Date hereof, Seller has not received any notice that the Property is in violation of any federal, state or local law, ordinance, or regulations relating to industrial hygiene or the environmental conditions on, under, or about the Property, including, but not limited to, soil, and groundwater conditions. To the best of Seller’s knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to other property. Buyer agrees that Seller will have no liability of any type to Buyer or Buyer’s successors, assigns, or affiliates in connection with any Hazardous Materials on or in connection with the Property either before or after the Closing Date, except such Hazardous Materials on or in connection with the Property arising out of Seller’s gross negligence or intentional misconduct. If Seller shall receive any such notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement within ten (10) days after receipt of Seller’s notice and the Earnest Money will be returned. If Buyer does not inform Seller of its intent to terminate this Agreement, the Buyer shall have waived its right to terminate the contract under this provision.

d)
Buyer agrees that it is purchasing the Property in its present condition, “as is, where is,” and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein.

e)
Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any representations or information provided by Seller or to be provided by Seller, except as set forth herein. Buyer further acknowledges that the information provided, or to be provided, by Seller with respect to the Property was obtained from a variety of sources and Seller has not (a) made independent investigation or verification of such information, and (b) makes no representations as to the accuracy or completeness of such information, except as herein set forth. The sale of the Property as provided for herein is made on an “as-is, where-is” basis and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, suitability for lease, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property. Seller makes no representations of any sort that ownership of the Property will result in a profit to any Buyer.

f)
Buyer acknowledges that Seller cannot, and does not, make any representation as to (a) the success, or lack thereof, of the Property or continuation of the Lease post-Closing, or (b) the appropriateness of purchasing the Property for the Buyer’s individual tax or financial situation or tax or financial objectives. Buyer acknowledges that he or she is relying solely upon his or her own examination of the Property and all facts surrounding the purchase of the Property including the merits and risks involved therein.

The Parties agree that the provisions of this Section 12, subsections (a) through (f), shall survive the Closing Date for a period of six (6) months.

13.
Closing.

a)
Before the Closing Date, Seller will deposit into escrow an executed special or limited warranty deed warranting title against lawful claims by, through, or under a conveyance from Seller, but not further or otherwise, conveying insurable title of the Property to Buyer, subject to the exceptions provided herein.

b)
On or before the Closing Date, Buyer will deposit into escrow the balance of the Purchase Price when required hereunder and any additional funds required of Buyer (pursuant to this Agreement or any other agreement executed by Buyer) to close escrow. Both parties will deliver to the Title Company any other documents reasonably required by the Title Company to close escrow.

c)
On or before the Closing Date, Seller and Buyer will deliver or cause to be delivered to Escrow Agent an Assignment and Assumption of Lease, duly executed and acknowledged by Seller and Buyer, assigning all of Seller’s interest in, to, and under the Lease to Buyer.

d)
If required by the terms of the Lease, on or before the Closing Date, Seller will deposit into escrow a notice to Tenant of the sale of the Property to Buyer and of the Assignment and Assumption of Lease, such notice to be delivered by the Title Company to Tenant upon Closing.

e)
On the Closing Date, if escrow is ready to close, the Title Company will: record the deed in the official records of the county where the Property is located; cause the Title Company to commit to issue the title policy; immediately deliver to Seller the portion of the Purchase Price deposited into escrow by cashier’s check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the Title Company’s certified combined Closing statement showing all charges to all parties and take all other actions necessary to close escrow.

14.
Defaults.  IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF A DEFAULT OF BUYER UNDER THIS AGREEMENT, THE EARNEST MONEY (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON AFTER NEGOTIATION AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR BY REASON OF BUYER’S DEFAULT. BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISIONS COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL OR HAD THE OPPORTUNITY TO SEEK COUNSEL TO UNDERSTAND THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

IN THE EVENT THAT SELLER SHALL DEFAULT IN ITS OBLIGATION TO CLOSE  HEREUNDER FOR ANY REASON OTHER THAN PURCHASER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY EITHER (I) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE EARNEST MONEY AND ANY INTEREST ACCRUED THEREON OR (II) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT BY FILING AN APPROPRIATE PROCEEDING IN A COURT OF COMPETENT JURISDICTION WITHIN SIXTY (60) DAYS AFTER WRITTEN NOTICE FROM SELLER THAT IT WILL NOT CLOSE.  NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF SELLER’S INTENTIONAL DEFAULT, PURCHASER SHALL ALSO BE REIMBURSED BY SELLER FOR ITS REASONABLE AND DOCUMENTED OUT-OF-POCKET EXPENSES INCURRED BY PURCHASER IN CONNECTION WITH THIS TRANSACTION (INCLUDING BUT NOT LIMITED TO TITLE COMPANY CHARGES, ENGINEERING FEES, ENVIRONMENTAL CONSULTANTS’ FEES, ARCHITECTS’ FEES, LEGAL FEES AND OTHER SIMILAR CHARGES), PROVIDED THAT SUCH AMOUNTS SHALL NOT COLLECTIVELY EXCEED FIFTEEN THOUSAND DOLLARS ($15,000.00).

15.
Buyer’s Representations and Warranties.

a)
Buyer represents and warrants to Seller as follows:

i.
In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the closing or after the Closing Date, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.

ii.
Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

iii.
To Buyer’s knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

16.
Damages, Destruction and Eminent Domain.

a)
If, prior to the Closing Date, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00, this Agreement shall become null and void, at Buyer’s option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 5 hereof have been satisfied, or waived; and (ii) any ten-day period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer’s right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer the Seller’s right, title, and interest in and to all insurance proceeds (pro-rata in relation to the Property) resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of any Tenant of the Property.

b)
If the cost of repair is less than $10,000.00, Seller shall credit Buyer for the cost of the repairs. Buyer shall then be obligated to otherwise perform hereunder.

c)
If, prior to the Closing Date, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void at Buyer’s option. If Buyer elects to proceed to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price, and Seller shall assign to Buyer the Seller’s right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Property, subject to rights of any Tenant of the Property.

d)
In the event that this Agreement is terminated by Buyer pursuant to this Agreement, the Earnest Money shall be immediately returned to Buyer after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.

17.
1031 Exchange.  Buyer and Seller shall reasonably cooperate with each other, at no additional cost, obligation, or liability if either party intends to structure this transaction as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code, as amended.

18.
Cancellation.  If any party elects to cancel this Agreement because of any breach by another party or because escrow fails to close by the agreed date, the party electing to cancel shall deliver to Escrow Agent a notice containing the address of the party in breach and stating that this Agreement shall be cancelled unless the breach is cured within three (3) business days following the delivery of the notice to the breaching party. Within three (3) business days after receipt of such notice, the Escrow Agent shall send it by a nationally recognized courier service guaranteeing overnight delivery to the party in breach at the address contained in the Notice and no further notice shall be required. If the breach is not cured within three (3) business days following the delivery of the notice to the breaching party, this Agreement shall be cancelled.

19.
Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which shall constitute one and the same instrument. Any person may rely upon a photocopy, facsimile, or electronically transmitted signature to this Agreement.

20.
Expiration.  Buyer is submitting this offer by signing a copy of this Agreement and delivering it to Seller, and Seller has five (5) days from receipt hereof within which to accept this offer. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller, and their respective successors and assigns.

21.
Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is located.

22.
Notices.  All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or by email to the respective email address set forth below, or to such other address as such party may hereafter designate by written notice to the other party. Refusal, rejection, or return of any notice otherwise properly delivered as set forth herein shall be deemed to constitute delivery of such notice.  Notice given in accordance herewith shall be deemed effectively given upon delivery to the address of the addressee.

If to Seller:

AEI Income & Growth Fund 26 LLC
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, MN 55101
Attn: Kyle Hagen
Email: khagen@aeifunds.com

With a copy to:

AEI Income & Growth Fund 26 LLC
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, MN 55101
Attn: Marissa Lassaux & Stacee Windle
Email: mlassaux@aeifunds.com / swindle@aeifunds.com

If to Buyer:

Dwight & Kae Wagner
1650 Crooked Oak Drive, Suite 310
Lancaster, PA 17601
Email: dwight@uscommercialrealty.net

With a copy to:

Brad M. Wolfe
Slutzky, Wolfe and Bailey, LLP
2255 Cumberland Parkway
Building 1300
Atlanta, Georgia 30339
Email:  bmw@swbatl.com

23.
Miscellaneous.

a)
Tenant Estoppel Certificate.  Buyer’s obligation to purchase the Property under this Agreement is expressly conditioned upon the delivery by Seller to Buyer, at least five (5) days prior to the Closing Date, of a tenant estoppel certificate from Tenant on Tenant’s standard form dated no earlier than the Effective Date of this Agreement establishing or confirming each of the following: (a) that the Lease is in full force and effect, (b) that Seller is not in default under the Lease, and (c) the date through which the rent has been paid.  The failure of Seller to deliver to Buyer the estoppel certificate required by this paragraph shall not be a default by Seller under this Agreement.  If the condition in this paragraph is not satisfied by the Closing Date, Buyer may either (x) waive the condition and proceed to Closing, (y) extend the Closing Date by a period not to exceed thirty (30) days to permit the obtainment of any missing tenant estoppel certificates, or (z) terminate this Agreement by written notice to Seller prior to Closing, and upon any such termination Escrow Agent shall return the Earnest Money to Buyer and this Agreement shall be null and void.

b)
This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney’s fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

c)
If this escrow has not closed by the Closing Date through no fault of Seller, Seller may, at its election, extend the Closing Date or exercise any remedy available to it by law, including terminating this Agreement.

d)
Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier’s checks or wire transfers, subject to the Title Company’s requirements.

e)
Buyer shall have the right to assign this Contract at Closing to any entity or entities affiliated with or related to Buyer without the consent of Seller (provided that Buyer shall notify Seller at least five (5) days prior to Closing to allow the parties to modify the Closing documentation accordingly).  Other than the foregoing, Buyer shall not be entitled to assign any of its right, title, and interest herein without Seller’s prior consent. Any assignee shall expressly assume all of Buyer’s duties, obligations, and liabilities hereunder, and Buyer shall not be released from any of its obligations hereunder.

f)
Whenever the last day for the exercise of any right or the discharge of any obligation under this Contract shall fall upon a Saturday, Sunday, or any public or legal holiday, the party having such right or obligation shall have until 5:00 p.m. (Central Standard Time) on the next succeeding regular business day to exercise such right or discharge such obligation.  Time is of the essence of this Contract.

g)
The invalidity or unenforceability of any provision hereof shall not affect or impair any other provisions hereof.

h)
All of the provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereto.

i)
No failure to strictly enforce any provision hereof shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by the other party of the same or any other provision.

j)
This Agreement may be executed in one or more counterparts by the Parties hereto.  All counterparts shall be construed together and shall constitute one agreement.  Each counterpart shall be deemed an original hereof notwithstanding less than all of the Parties may have executed it.  All facsimile and emailed executions shall be treated as originals for all purposes.

k)
All Parties agree to sign any and all further documents reasonably necessary to implement the terms hereof.

[SIGNATURES PAGE FOLLOWS]

IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement to be effective as of the Effective Date.

SELLER:

AEI INCOME & GROWTH FUND 26 LLC,
a Delaware limited liability company

By:
AEI Fund Management XXI, Inc.,

a Minnesota corporation

its Managing Member

By: /s/ Marni Nygard
Name:  Marni Nygard
Title:  President
Date:  11/1/2021

BUYER:

DWIGHT E. WAGNER

By: /s/ Dwight E Wagner
Date: 11/1/2021

KAE G. WAGNER

By: /s/ Kae G Wagner
Date: 11-1-2021

Exhibit A

(Legal Description)

Being a parcel of land located in the Northeast quarter of the Northwest quarter of Section 22, Township 17 South, Range 6 East, Clay County, Mississippi and being more particularly described as follows, to wit:

Commencing at an iron pin at the Northwest corner of the Southwest Quarter of Section 22, Township 17 South, Range 6 east, Clay County, Mississippi and run North for a distance of 2117.76 feet; thence East for a distance of 2416.47 feet to an iron pin set at the POINT OF BEGINNING of the parcel herein described.  From said POINT OF BEGINNING run North 00 degrees 11 minutes West for a distance of 188.58 feet to an iron pin set; thence East for a distance of 238.09 feet to an iron pin set on the West Right of Way of US Hwy 45 A, thence South 00 degrees 08 minutes East along the said West Right of Way for a distance of 188.12 feet to an iron pin set; thence South 89 degrees 53 minutes West for a distance of 237.90 feet to the POINT OF BEGINNING.  Said parcel being located in the Northeast quarter of the Northwest quarter of Section 22, Township 17 South, Range 7=6 East, Clay County, Mississippi and contains 1.03 acres, more or less.

Together with and subject to that certain non-exclusive appurtenant easements contained in that certain Sanitary Swer Easement and Maintenance Agreement among B. Bryan Farms, Inc. BEL Investments West Point, MS, LLC and West Point Hotel Group, LLC dated April 29, 2015 and recorded in Book 287, Page 445.

Exhibit B

(Seller’s Materials)

The following Seller’s Materials will be provided by Seller, to the extent such items exist in Seller’s possession:
a)
A copy of Seller’s existing Owner’s Title Policy for the Property, with copies of its underlying documents;
b)
A copy of Seller’s existing as-built ALTA survey of the Property;
c)
A complete copy of the Lease, and any amendments thereto, including but not limited to guaranties, amendments, assignments of lease and/or letter agreements, commencement agreements, memorandum of leases, and project acceptance letter;
d)
A copy of Seller’s existing Phase I Environmental Site Assessment report;
e)
A copy of the Tenant’s existing insurance certificate(s) for the Property;
f)
A copy of the Certificate of Occupancy from the governing municipality;
g)
Copies of the existing final building plans and specifications for the improvements; and
h)
A copy of the most recent real estate tax statement for the Property.